Exhibit 99.1

[LOGO OF ANWORTH]

NEWS RELEASE

For release February 4, 2003

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

REPORTS EARNINGS OF $0.48 PER SHARE

FOR FOURTH QUARTER OF 2002

SANTA MONICA, California – February 4, 2003—For the fourth quarter ended December 31, 2002 and based on a weighted average of 24,560,743 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (AMEX: ANH) today reported unaudited net income of $11,807,236, or $0.48 per share. For the year ended December 31, 2002, Anworth’s earnings were $31,669,740, or $1.80 per share, based on a weighted average of 17,590,888 fully diluted shares outstanding for 2002, after taking into account a non-cash expense of $3,475,000, or $0.20 per share, related to the June 13, 2002 merger with the Company’s former adviser.

Mortgage assets held at December 31, 2002 were approximately $2.4 billion and were allocated as follows: 36% Agency ARMS, 46% Agency hybrid ARMS, 14% Agency fixed-rate MBS, and 4% Agency floating-rate CMO. Approximately 70% of the assets were invested in FNMA securities with the balance invested in FHLMC and GNMA securities.

At December 31, 2002, the weighted average coupon of the mortgage assets was 5.2% and the unamortized premium was $61 million, or 2.6% of the par value of the mortgage assets. During the quarter ended December 31, 2002, the CPR of the mortgage assets was 33% and the CPR of the adjustable rate MBS was 36%. For the ARM and hybrid assets, the weighted average term to the next interest rate reset date was 16 months.

At December 31, 2002, the outstanding repurchase agreement balance was $2.15 billion, with a weighted average interest rate of 1.92% and a weighted average maturity of 166 days.

For the fourth quarter, the yield on average earning assets after amortization of premium was 4.08% while the cost of funds on average borrowings was 2.04% resulting in interest rate spread of 2.04%.

The book value on December 31, 2002 was $266 million, or $10.48 per share, based on 25,346,025 shares outstanding on that date.

Average shareholder equity for the fourth quarter was $262 million. The return on average equity for the fourth quarter was 4.51%, and 17.51% for 2002.

Commenting on the Company’s operations, Lloyd McAdams, Chairman and CEO, stated, “We are pleased that the Company’s agency assets continue to produce income and earned dividends which we believe compares favorably with most traditional income investments such as corporate bonds and preferred stocks. We also believe that the current yield curve and interest rate spread environment remains favorable.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION

BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2002	December 31, 2001
ASSETS
Mortgage backed securities	2,430,103	420,214
Other marketable securities	0	1,803
Cash and cash equivalents	906	290
Accrued interest and dividend receivable	12,673	2,293
Prepaid expenses and other	202	10

	$2,443,884	$424,610

LIABILITIES AND STOCKHOLDERS EQUITY
Liabilities
Reverse repurchase agreements	$2,153,870	$325,307
Payable for purchase of mortgage-backed securities	—	40,819
Accrued interest payable	9,944	1,293
Dividends payable	12,673	1,329
Accrued expenses and other	1,875	865

	2,178,362	369,613

STOCKHOLDERS’ EQUITY
Unearned Restricted Stock	(754)	—
Preferred stock, par value $.01 per share; authorized 20,000 shares; no shares issued and outstanding	—	—
Common stock; par value $.01 per share; authorized 100,000 shares; 25,396 and 7,001 issued and 25,346 and 6,951 outstanding respectively	253	70
Additional paid in capital	256,610	54,324
Accumulated other comprehensive income, unrealized gain (loss) on available for sale securities	14,860	705
Retained earnings	(5,218)	127
Treasury stock at cost (50 shares)	(229)	(229)

	265,522	54,997

	$2,443,884	$424,610

ANWORTH MORTGAGE ASSET CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Quarter Ended December 31, 2002	For the Quarter Ended December 31, 2001	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001
Interest and dividend income net of amortization of premium and discount	$23,659	$3,130	$66,855	$10,768
Interest expense	(10,978)	(1,389)	(29,576)	(6,363)

Net interest income	12,681	1,741	37,279	4,405
Gain on sale of securities	1,215	113	4,709	430
Expenses:
External management fee	—	(60)	(400)	(208)
External Incentive fee	—	(280)	(1,741)	(598)
Compensation and benefits	(333)	—	(551)	—
Incentive Compensation	(1,303)	—	(3,055)	—
Cost to acquire external manager	—	—	(3,475)	—
Other expense	(453)	(70)	(1,096)	(323)

Net Income	$11,807	$1,444	$31,670	$3,706

Basic earnings per share	$0.48	$0.54	$1.81	$1.52

Average number of shares outstanding	24,431	2,674	17,461	2,442

Diluted earnings per share	$0.48	$0.53	$1.80	$1.50

Average number of diluted shares outstanding	24,561	2,725	17,591	2,467

Dividends declared per share	$0.50	$0.55	$2.00	$1.64